Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

INVESTOR RELATIONS Gordon Bigler 858.909.4171 gbigler@providecommerce.com Tom Ryan/Ashley Ammon 203.682.8200	MEDIA RELATIONS Megan McDonnell/John Flanagan 203.682.8200

Provide Commerce, Inc. Announces Fiscal First Quarter Results

For the First Quarter:

•	Net Sales Increased 34.4% with GAAP loss of $(23,000) or Break-Even Per Share

•	Pro Forma Earnings of $3,000 or Break-Even Per Share

San Diego, Calif.– November 2, 2005 – Provide Commerce, Inc. (Nasdaq: PRVD), an e-commerce marketplace of websites for perishable goods, today reported financial results for its fiscal first quarter ended September 30, 2005.

The Company reported net sales of $26.8 million for the first quarter of fiscal 2006, up 34.4% from $19.9 million in the first quarter of fiscal 2005. Gross profit increased 33.3% to $12.1 million compared to $9.0 million in the prior year quarter, resulting in a gross margin percentage of 45.0% versus 45.4% in the first quarter of fiscal 2005. The GAAP net loss for the quarter was $(23,000), or $(0.00) per share, compared to $(497,000), or $(0.04) per share, in the first quarter of fiscal 2005. GAAP net loss for the first quarter of fiscal 2006 includes a benefit of $444,000 for the cumulative effect of a change in accounting principle related to the adoption of SFAS 123(R). The net loss for the first quarter of fiscal 2006 before the cumulative effect of a change in accounting principle was $(467,000) compared to a loss of $(497,000) for the first quarter of fiscal 2005. GAAP net loss also includes $839,000 of stock based compensation expense as calculated under SFAS 123(R), compared to $626,000 in the first quarter of fiscal 2005.

Management believes that a useful and relevant measure of year-over-year operating performance is pro forma earnings or loss from operations, defined as: GAAP earnings or loss excluding stock based compensation expense and the related tax effect. In addition, we have excluded the cumulative effect of a change in accounting principle resulting from the adoption of SFAS 123(R), which also relates to stock based compensation. Management does not believe the use of pro forma earnings or loss and the corresponding per share amounts lessens the importance of comparable GAAP measures. The pro forma earnings or loss and its reconciliation to the nearest GAAP measure are included in the attached financial tables. (1)

The pro forma earnings for the quarter were $3,000 compared to a loss of $(189,000) for the first quarter of fiscal year 2005. The pro forma per share earnings on 13.5 million fully diluted shares outstanding was $0.00 for the quarter ended September 30, 2005 versus a loss of $(0.02) on 11.8 million shares outstanding for the quarter ended September 30, 2004.

Bill Strauss, Chief Executive Officer of Provide Commerce, stated, “We are pleased with our results for the first quarter of this fiscal year. Despite high fuel surcharges, we were able to achieve strong operating results as measured by revenue growth and margins. As we enter the remainder of fiscal 2006, our management team remains focused on balancing growth and profitability by executing on our direct business model, which provides our customers with superior value.”

Provide Commerce continued to show customer growth in the first quarter. For the three-month period ended September 30, 2005, ProFlowers added approximately 150,000 new customers which is a 28% year-over-year increase compared to approximately 117,000 new customers added in the first quarter of fiscal 2005. New customers added in the first quarter brings the ProFlowers total customer base to 4.5 million, representing an increase of approximately 39% or 1.2 million new customers from the 3.2 million at September 30, 2004. ProFlowers returning customers generated approximately 67% of net sales during the quarter, compared to approximately 68% in the year-ago quarter. Average order value for the core consumer floral business increased to $49.32 in the first quarter of fiscal 2006 from $46.96 during the first quarter of fiscal 2005.

Strauss continued, “During the first quarter, which is traditionally our slowest, with no large flower-gifting holidays, we made substantial progress on a number of strategic operating initiatives. In addition to strengthening our team with key hires, we continue to: build our logistics infrastructure, develop our programs to build brand equity, and improve our insight into our customer segments. We look forward to the challenges and opportunities during the current fiscal year and delivering value to our customers and stockholders by executing our direct business model and generating strong free cash flow.”

Balance Sheet & Liquidity

On May 3, 2005, Provide Commerce announced that its Board of Directors had authorized the repurchase of up to $25 million of the Company’s common stock during the succeeding 12 months. During the quarter ended September 30, 2005, Provide Commerce repurchased 89,700 shares of its common stock for $2.2 million at an average price of $25.03. Since the repurchase plan was announced, the Company has repurchased 498,200 shares of common stock for $11.1 million at an average price of $22.27.

At September 30, 2005, the Company had approximately $60.0 million of cash, cash equivalents and marketable securities, a 7.4% increase over $55.9 million at September 30, 2004. At September 30, 2005, Provide Commerce had $70.2 million of stockholders’ equity and no bank debt.

Financial Guidance

For the second quarter of fiscal 2006 and the full fiscal year, management believes that a useful and relevant measure of year-over-year operating performance is pro forma earnings or loss from operations, defined as: GAAP earnings or loss excluding stock based compensation expense, cumulative effect of a change in accounting principle and the related tax effects.

The Company is confirming its net sales guidance and increasing pro forma and GAAP net income and earnings per share guidance for the fiscal year ending June 30, 2006 and also reducing its expected fully diluted shares outstanding for the fiscal year. Based on the current outlook for fiscal 2006:

•	Net sales are expected to be between $216 million and $224 million.

•	GAAP net income is expected to be between $10.9 million and $12.0 million or $0.79 and $0.87 per fully diluted share.

•	Pro forma earnings are expected to be between $13.3 million and $14.6 million or $0.97 and $1.06 per fully diluted share.

•	Fully diluted shares outstanding for fiscal year 2006 are expected to be approximately 13.8 million compared to approximately 13.7 million for fiscal year 2005.

For the second quarter of fiscal 2006:

•	Net sales are expected to be between $41.8 and $43.8 million.

•	GAAP net income is expected to be between $0.3 million and $0.6 million or $0.02 and $0.04 per fully diluted share.

•	Pro forma earnings are expected to be between $1.0 million and $1.3 million or $0.08 and $0.10 per fully diluted share.

Conference Call

A conference call to discuss fiscal first quarter 2006 financial results will be webcast live on Wednesday, November 2, 2005 at approximately 5:00pm Eastern Time on the investor relations section of Provide Commerce’s website, www.prvd.com or www.providecommerce.com. Listeners may also access the call by dialing 1-800-289-0533 or 1-913-981-5525. A replay of the call is available by dialing 1-888-203-1112 or 1-719-457-0820, password 1405294.

About Provide Commerce, Inc.

Provide CommerceSM operates an e-commerce marketplace of websites for perishable goods that consistently delivers fresh, high-quality products direct from the supplier to the customer at competitive prices. The Company’s platform combines an online storefront, proprietary supply chain management technology and established supplier relationships to create a market platform that bypasses traditional supply chains of wholesalers, distributors and retailers. Provide Commerce launched its marketplace in 1998 to sell and deliver fresh cut flowers for everyday and special occasions such as Thanksgiving, Christmas, birthday and anniversary events, through its ProFlowers® brand and website, www.proflowers.com. Provide Commerce also offers fresh fruit and premium meat direct from the supplier through its Gourmet Food business unit. To date, these offerings consist of Cherry Moon FarmsSM, www.cherrymoonfarms.com, and Uptown Prime®, www.uptownprime.com. For more information, please visit www.prvd.com.

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Forward-looking Statements

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about Provide Commerce and its industry and include, but are not limited to, statements about projections of net sales, marketing costs, cash flows, GAAP net income, pro forma earnings, earnings per share growth, potential gains for stockholders and repurchases of stock, as well as increasing and managing overall customer satisfaction numbers and retention, its overall business and market penetration and its ability to leverage its business model. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. The risks, uncertainties and assumptions that may affect Provide Commerce, its operating results and your investments, include, but are not limited to, fluctuation in quarterly and annual results, its ability to attain and maintain long-term customer satisfaction, Provide Commerce’s ability to meet projected financial results, managing the seasonality of its business, scaling of existing infrastructure expansion of its core floral business within the floral business as well as into other perishable product categories, rising fuel costs, managing challenges in customer retention and translation of perceived customer loyalty into financial results and its ability to maximize leverage in the Company’s cost structure, as well as the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, available via Provide Commerce’s website at www.prvd.com. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

PROVIDE COMMERCE, INC.

CONDENSED BALANCE SHEETS

(unaudited)

(in thousands)

	Sept. 30, 2005	June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$4,243	$12,308
Marketable securities	55,741	53,116
Accounts receivable, net	1,931	1,649
Inventory, net	3,766	3,719
Prepaid expenses and other current assets	1,454	1,082
Income tax receivable	1,022	76
Deferred tax assets	4,800	4,810

Total current assets	72,957	76,760
Property and equipment, net	7,176	6,871
Deferred tax assets	1,775	1,775
Other assets	5,008	4,802

Total assets	$86,916	$90,208

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$10,477	$13,198
Accrued compensation	2,766	3,416
Deferred revenue	443	592

Total current liabilities	13,686	17,206
Accrued pension costs	1,262	1,186
Deferred compensation	1,746	1,181
Commitments and contingencies
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	103,462	104,666
Treasury stock, at cost	(11,094)	(8,849)
Deferred stock-based compensation	—	(3,068)
Accumulated other comprehensive loss	(105)	(96)
Accumulated deficit	(22,053)	(22,030)

Total stockholders’ equity	70,222	70,635

Total liabilities and stockholders’ equity	$86,916	$90,208

PROVIDE COMMERCE, INC.

STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,
	2005	2004
Net sales	$26,782	$19,921
Cost of sales	14,727	10,875

Gross profit	12,055	9,046
Operating expenses:
Selling and marketing	5,983	4,843
General and administrative	5,703	4,196
Information technology systems	1,712	1,223

Total operating expenses	13,398	10,262

Operating loss	(1,343)	(1,216)
Other income, net	509	270

Loss before income tax	(834)	(946)
Income tax benefit	(367)	(449)

Net loss before cumulative effect of a change in accounting principle	(467)	(497)
Cumulative effect of a change in accounting principle	444	—

Net loss	$(23)	$(497)

Net loss per share before cumulative effect of a change in accounting principle, basic and diluted	$(0.04)	$(0.04)

Cumulative effect of a change in accounting principle per share
Basic	$0.04	$0.00

Diluted	$0.03	$0.00

Net loss per share, basic and diluted	$(0.00)	$(0.04)

Weighted average common shares outstanding:
Basic	11,978,739	11,844,949

Diluted	13,454,914	11,844,949

PROVIDE COMMERCE, INC

RECONCILING TABLE

(unaudited)

(in thousands, except share and per share data)

Table 1

	Three Months Ended September 30,
	2005	2004
Non-GAAP Pro forma income reconciliation:
Net loss	$(23)	$(497)
Less:
Cumulative effect of a change in accounting principle	(444)	—
Income tax benefit	(367)	(449)
Add back:
Stock-based compensation	839	626

Non-GAAP Pro forma earnings (loss) before taxes	$5	$(320)
Non-GAAP Pro forma income tax provision (benefit)	2	(131)

Non-GAAP Pro forma earnings (loss)	$3	$(189)

Non-GAAP Net income (loss) per share, basic and diluted:	$0.00	$(0.02)

Weighted average common shares outstanding:
Basic	11,978,739	11,844,949

Diluted	13,454,914	11,844,949

Stock-based compensation expense is included in the statements of operations as follows:

	Three Months Ended September 30,
	2005	2004
Cost of sales	$4	$5
Selling and marketing	281	216
General and administrative	359	321
Information technology systems	195	84

Total stock based compensation	839	626

PROVIDE COMMERCE, INC.

STATEMENT of CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended September 30,
	2005	2004
Operating activities:
Net loss	$(23)	$(497)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	802	599
Stock based compensation	839	626
Cumulative effect of a change in accounting principle	(444)	—
Changes in operating assets and liabilities:
Accounts receivable	(282)	(256)
Inventory	(47)	142
Prepaid expenses and other current assets	(372)	(228)
Accounts payable and other accrued liabilities	(2,722)	(2,852)
Accrued compensation	(650)	(1,092)
Accrued pension costs	76	98
Deferred compensation	565	502
Deferred revenue	(149)	(80)
Accrued and deferred income taxes	(946)	(1,120)
Other assets	(206)	248

Net cash used in operating activities	(3,559)	(3,910)
Investing activities:
Purchase of property and equipment	(1,107)	(1,529)
Purchases of marketable securities	(28,658)	(7,599)
Sales/maturities of marketable securities	26,019	13,950

Net cash provided by (used in) investing activities	(3,746)	4,822
Financing activities:
Payment of long-term debt and capital lease obligations	—	(32)
Common stock issued in connection with secondary public offering	—	1,299
Tax benefit from the exercise of stock options	555	340
Proceeds from exercise of common stock options and Warrants	930	229
Repurchase of common stock	(2,245)	—

Net cash provided by (used in) financing activities	(760)	1,836

Net increase (decrease) in cash and cash equivalents	(8,065)	2,748
Cash and cash equivalents at beginning of the period	12,308	18,210

Cash and cash equivalents at end of the period	$4,243	$20,958